Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE ENTERS INTO STOCK PURCHASE AGREEMENT TO SELL ITS

HEALTH INFORMATION MANAGEMENT SEGMENT

TAMPA, Fla., Aug. 4, 2014 (GLOBE NEWSWIRE) – Kforce Inc. (KFRC), a provider of professional staffing services and solutions, entered into a Stock Purchase Agreement (the “Agreement”) with RCM Acquisition, Inc., an affiliate of Beecken Petty O’Keefe & Company, dated August 4, 2014, to sell all of the issued and outstanding shares of capital stock of Kforce Healthcare, Inc. for an aggregate purchase price of $119.0 million in cash. Kforce Healthcare, Inc. is the operating subsidiary for Kforce’s Health Information Management segment. Kforce expects the transaction to close by the end of today. Kforce Healthcare, Inc. will be rebranded himagine solutions, inc.

David L. Dunkel, Kforce Chairman and CEO commented, “Health Information Management has been a successful part of our business for some time, and we are proud of all they have accomplished on their way to becoming one of the leaders in the space. As we assessed our investment strategy to simplify our business model and narrow our focus on our core businesses, we have decided to deepen our focus on our core Technology and Finance & Accounting businesses, both in the commercial space and through Kforce Government Solutions, our unique government vertical. We are excited for our Health Information Management associates and believe that the healthcare focus of Beecken Petty O’Keefe & Company will offer significant opportunities for professional growth.

“We remain committed to creating shareholder value and expect use of proceeds from this transaction to be consistent with our past strategies, including significant share repurchases, pay down of debt and potential acquisitions aligned with our core business lines.”

Robert W. Baird and Company is acting as advisor to Kforce Inc. on this transaction.

About Kforce

Kforce (KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology and finance & accounting. Backed by more than 2,700 associates and approximately 12,100 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties, including that regarding the closing of the transaction. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain factors may cause actual results to differ materially. In particular, there can be no assurance that we will close the transaction within the expected timeline or close the transaction at all. The word “expects” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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